Exhibit 4.2

                       AMENDMENT TO RIGHTS AGREEMENT

               This AMENDMENT, dated as of May 6, 1998, is between Echlin Inc., a Connecticut corporation (the "Company"), and BankBoston, N.A., as rights agent (the "Rights Agent").

                                 Recitals

               A. The Company and the Rights Agent are parties to a Rights Agreement dated as of June 21, 1989, as amended (the "Rights Agreement").

               B. Dana Corporation, a Virginia corporation ("Parent"), Echo Acquisition Corp., a wholly owned direct subsidiary of Parent ("Merger Sub") and the Company have entered into an Agreement and Plan of Merger dated as of May 3, 1998, as it may be amended from time to time (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company (the "Merger"). The Board of Directors of the Company has approved the Merger Agreement and the Merger.

               C. Pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the Merger, and the Company and the Rights Agent desire to evidence such amendment in writing.

               Accordingly, the parties agree as follows:

               1. AMENDMENT OF SECTION 1(a). Section 1(a) of the Rights Agreement is hereby amended to replace "20%" with "9.9%" in the fifth line thereof.

               2. EFFECTIVENESS. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

               3. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Connecticut and for all purposes shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to contracts to be made and performed entirely within the State of Connecticut without giving effect to the principles of conflict of laws thereof. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               EXECUTED under seal as of the date first set forth above.

Attest:                                 ECHLIN INC.


/s/ E.D. Toole                         By: /s/ Jon P. Leckerling
-------------------------------------      -----------------------------
Name:  E.D. Toole                          Name:  Jon P. Leckerling
Title: Vice President and                  Title: Senior Vice President
       Assistant Secretary


Attest:                                RIGHTS AGENT: BANK BOSTON, N.A.


/s/ Angela R. Dray                     By: /s/ Katherine Anderson
-------------------------------------      -----------------------------
Name:  Angela R. Dray                      Name:  Katherine Anderson
Title: Account Manager                     Title: Administration Manager